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[SECURED CAPITAL CORP LOGO]             11150 Santa Monica Boulevard, Suite 1400
                                                           Los Angeles, CA 90025

                                                            phone (310) 477-9600
                                                              fax (310) 477-3436

May 10, 2004                                                           VIA FEDEX

Mr. Monty Bennett
Mr. Douglas Kessler
Ashford Hospitality Trust, Inc.
14185 Dallas Parkway
Suite 1100
Dallas, Texas 75254

RE: FINANCING OF HOSPITALITY PORTFOLIO

Dear Monty and Doug:

This letter, when countersigned below, will confirm that Ashford Hospitality Trust, Inc. (the "Company") has engaged Secured Capital Corp ("SCC") to use its best efforts as the Company's exclusive financial advisor with respect to obtaining proposals for the permanent financing (the "Financing") of various hotel properties (as opposed to single asset structured financings) set forth on Exhibit A attached hereto, which Exhibit may be modified as mutually agreed by the Company and SCC (each, a "Property" and collectively, the "Properties"). It is anticipated that the Financing will be solicited in one to four offerings, which may be provided by a single lender or multiple lenders, and will result in total loan proceeds of approximately $100-$200 million, which will be secured by the Properties.

         1. SCC'S SERVICES. SCC's services pursuant to this engagement shall include the following:

- Prepare and provide descriptive financing materials to be sent to prospective lenders (all matters of form and content in respect of such materials shall be subject to approval by the Company, which shall be responsible for the accuracy and completeness of such materials).

- Contact a target list of prospective lenders (approved by Company) to present the Financing opportunity.

- Prepare analysis and structuring concepts for prospective lenders in order to facilitate their proposal.

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Letter to Mr. Monty Bennett
and Mr. Douglas Kessler
May 10, 2004
Page 2

- Respond to prospective lenders' questions and inquiries about the Properties.

- Obtain proposals from prospective lenders and present them to the Company.

- Negotiate, in coordination with representatives of the Company, the terms and conditions of the Financing.

- Assist the Company and its counsel in coordinating efforts to achieve timely and efficient documentation and closing of the Financing.

- Such other services reasonably required by the Company in connection with the above.

         2. COMPANY APPROVAL REQUIRED; REFERRAL OF INQUIRIES TO SCC. The terms and conditions of any proposal shall be subject to acceptance by the Company in its sole and absolute discretion. SCC shall not have the authority to accept any offer or proposal or to enter into any commitment on behalf of the Company. The Company shall refer all inquiries from prospective lenders regarding the Financing to SCC and agrees to cooperate with SCC in pursuing discussions or negotiations with such prospective lenders.

         3. COMPANY TO FURNISH INFORMATION. The Company shall furnish to SCC such information with respect to the Properties and the Company in the Company's possession as SCC may reasonably request in order to render its services effectively. The Company represents to the best of its knowledge that all information furnished by it to SCC will be materially accurate and complete. Company shall keep SCC informed of any financing or sale proposals it obtains on any of the Properties.

         4. COMPENSATION. The parties hereto agree that the compensation payable to SCC shall be as set forth on Exhibit B attached hereto.

         5. EXPENSES. The Company shall be responsible to pay directly or reimburse SCC, whether or not SCC earns the Success Fee all reasonable third-party, out of pocket expenses associated with analyzing the Properties, preparing marketing materials, and marketing the Financing (collectively, the "Out of Pocket Expenses") incurred by SCC in connection with the marketing of the Financing. The Out of Pocket Expenses shall include reasonable travel costs associated with the Financing as well as printing, copying and delivering financing materials and due diligence materials, including updates. The Company understands and agrees that all expenses incurred to date will be invoiced and due at the time the financing materials are ready for distribution. Thereafter, SCC will periodically invoice the Company for expenses that are subsequently incurred. In no case will the total Out of Pocket expenses exceed $80,000 in the aggregate for the Financing.

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Letter to Mr. Monty Bennett
and Mr. Douglas Kessler
May 10, 2004
Page 3

If the Company requests changes in the financing materials after final approval of said materials is given by the Company and production of the material has commenced, the Company will pay (or reimburse) SCC for any costs incurred in making such changes. These costs are in addition to any costs incurred by SCC and are not subject to the cap on expenses set forth above.

         6. PUBLICATION OF TRANSACTION. After the closing of a transaction for which SCC is entitled to compensation hereunder, SCC may publish a notice of the transaction in such format, in such publications and at such times as SCC may deem appropriate and consistent with its customary practices subject to the reasonable approval of the Company and applicable laws. Such announcement shall not disclose the monetary terms of the transaction.

         7. TERM OF ENGAGEMENT. SCC's engagement hereunder shall commence upon the date of this letter and shall terminate three (3) months following the date of this letter unless extended by the Company in its sole and absolute discretion. If, at the termination of SCC's engagement, the Company has not previously accepted a financing proposal with respect to all of the Properties, SCC may furnish the Company a list of prospective lenders from whom SCC received a signed confidentiality agreement and to whom SCC has delivered a copy of SCC's Financing Memorandum or which SCC requested but did not receive the Company's consent to approach. If a proposal for mortgage financing is accepted by the Company with respect to any of the Properties from any entity named in such list, or any affiliate of any entity named in such list within four (4) months following the termination or expiration of SCC's engagement, SCC shall be deemed to have earned the Success Fee specified in this letter upon the Company's acceptance of the financing proposal, such fees to be payable if and when said transaction actually closes in the manner set forth herein. The Company's obligations under paragraphs 4, 5, 7 and 8 shall survive the termination or expiration of SCC's engagement.

         8. INDEMNIFICATION. The Company shall indemnify and hold harmless SCC and its affiliates, the respective directors, officer, and employees of SCC and its affiliates and each of the persons, if any, controlling SCC or any of its affiliates, to the full extent lawful, from and against all claims, demands, damages, losses, liabilities and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively, "Claims") related to or arising from the engagement hereunder, provided that this Section 8 shall not apply to any Claims related to or arising from SCC's gross negligence, bad faith, willful misconduct, breach of the provisions of this agreement, or actions outside of the scope of this agreement.

SCC shall indemnify and hold harmless Company and its affiliates, the respective directors, officers, agents and employees of Company and its affiliates and each of the persons, if any, controlling Company or any of its affiliates, to the full extent lawful, from and against all Claims related to or arising from SCC's gross negligence, bad faith,

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Letter to Mr. Monty Bennett
and Mr. Douglas Kessler
May 10, 2004
Page 4

willful misconduct, material breach of the provisions of this agreement, or actions outside the scope of this agreement.

         9. OTHER MATTERS. Company acknowledges that SCC reserves the right to retain at its sole expense and responsibility a local real estate or other broker to comply with local licensing requirements.

If this letter correctly sets forth the Company's understanding, please so confirm by countersigning and returning the enclosed copy. Upon receipt of the copy by SCC, this letter shall be deemed a binding agreement to be construed in accordance with the laws of the State of California.

                                                  Very truly yours,

                                                  SECURED CAPITAL CORP

                                     By: /s/ D. MICHAEL VAN KONYNENBURG
                                         ------------------------------
                                         President and CEO

AGREED AND ACCEPTED:

ASHFORD HOSPITALITY TRUST, INC.

BY: /S/ DAVID A. BROOKS
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   NAME: DAVID A. BROOKS
   TITLE: CHIEF LEGAL OFFICER